RUSKIN MOSCOU FALTISCHEK  P.C.

Writer’s Direct Dial:  (516) 663-6600
Writer’s Direct Fax:  (516) 663-6601

May 12, 2014

Premier Alliance Group, Inc.
4521 Sharon Road Suite 300
Charlotte, North Carolina 28211

Re:           Post Effective Amendment No. 1 to Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Premier Alliance Group, Inc. (the “Company”) in connection with the preparation and filing of that certain Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission with respect to the registration of 10,247,994 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share, consisting of: (i.) 6,381,059 shares which are held by the owners of Ecological LLC in connection with the acquisition by the Company of substantially of the assets of Ecological LLC; (ii.) 2,241,935 shares held by the shareholders of Root9B LLC in connection with the acquisition by the Company of Root9B; (iii.) 1,000,000 shares issuable upon exercise of warrants granted to board members for annual board service; (iv.) 300,000 shares issuable upon exercise of warrants granted to two board members for additional services in 2011 related to merger processes; and (v.) 325,000 shares issuable upon exercise of warrants granted to three agencies for outside services. The Shares are being registered on behalf of certain shareholders of the Company identified in the Registration Statement (the “Selling Shareholders”).  The offering of the Shares will be as set forth in the prospectus contained in the Registration Statement, and as supplemented by one or more supplements to the prospectus (the “Prospectus”).

As counsel to the Company, we have examined the originals or copies of such documents, corporate records and other instruments and undertaken such further inquiry as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Registration Statement, corporate resolutions authorizing the issuance of the Shares, and the Certificate of Incorporation and Bylaws of the Company, including amendments thereto. In such examination, we have assumed the following: (a) the authenticity of original documents; (b) the conformity to the originals of all documents submitted to us as copies; (c) the legal capacity of all natural persons who have executed documents; (d) the accuracy and completeness of all documents submitted to us; (e) the genuineness of all signatures contained in the records, documents, instruments and certificates we have reviewed; and (f) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon and limited by the foregoing, we are of the opinion the Shares have been duly and validly authorized, and when sold in the manner contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention. We are members of the Bar of the State of New York.  We do not express any opinion concerning the laws of any jurisdiction other than (i) the State of New York, (ii) the Federal laws of the United States, and (iii) the Delaware General Corporation Law. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy that may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinion. We do not express an opinion on any matters other than those expressly set forth in this letter.

We hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement as filed with the Securities and Exchange Commission and to the reference to our firm under the heading “Legal Matters” in the Prospectus and the Registration Statement.

Very truly yours,

/s/ Ruskin Moscou Faltischek, P.C.
RUSKIN MOSCOU FALTISCHEK, P.C.

RUSKIN MOSCOU FALTISCHEK, P.C.